
                                EXHIBIT 11


                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  THREE MONTHS ENDED JUNE 30, 2003 AND 2002
           (Dollars and Shares in thousands, except per share data)
                               (unaudited)

                                                 June 30,       June 30,
                                                   2003           2002
                                                ----------     ----------
Net income                                       $ 1,057        $   323
                                                ==========     ==========

BASIC EARNINGS PER SHARE:
   Weighted average shares outstanding            14,382         14,367
                                                ==========     ==========

Net income per share                             $  0.07        $  0.02
                                                ==========     ==========


DILUTED EARNINGS PER SHARE:
   Basic weighted average shares outstanding      14,382         14,367
   Dilutive stock options - based on
      treasury stock method using the
      average market price                           225            313
                                                ----------     ----------
Total weighted average diluted shares             14,607         14,680
                                                ==========     ==========

Net income per share                             $  0.07        $  0.02
                                                ==========     ==========
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